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                                                                    EXHIBIT 12.1

                        DIAMOND OFFSHORE DRILLING, INC.

                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1998       1997       1996       1995       1994
                                          --------   --------   --------   --------   --------
COMPUTATION OF EARNINGS:
Pretax income (loss) from continuing
  operations............................  $590,231   $430,061   $212,705   $(13,803)  $(46,425)
Less: Interest capitalized during the
      period and actual preferred
      dividend requirements of
      majority-owned subsidiaries and
      50%-owned persons included in
      fixed charges but not deducted
      from pretax income from above.....    (1,031)    (4,382)    (3,973)        --         --
Add: Previously capitalized interest
     amortized during the period........       334        192         --         --         --
                                          --------   --------   --------   --------   --------
Total earnings, before fixed charge
  addition..............................   589,534    425,871    208,732    (13,803)   (46,425)
                                          --------   --------   --------   --------   --------
COMPUTATION OF FIXED CHARGES:
Interest, including interest
  capitalized...........................    16,121     15,241      6,831     27,052     31,346
                                          --------   --------   --------   --------   --------
Total fixed charges.....................    16,121     15,241      6,831     27,052     31,346
                                          --------   --------   --------   --------   --------
Total earnings and fixed charges........  $605,655   $441,112   $215,563   $ 13,249   $(15,079)
                                          --------   --------   --------   --------   --------
Ratio of earnings to fixed charges(1)...     37.57      28.94      31.56         --         --
                                          ========   ========   ========   ========   ========

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(1) The deficiency in the Company's earnings available for fixed charges for the years ended December 31, 1995 and 1994 was approximately $13.8 million and $46.4 million, respectively.